UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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First Commonwealth Financial Corporation

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FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

You are cordially invited to attend the 2011 Annual Meeting of Shareholders of First Commonwealth Financial Corporation. We will hold the meeting on Wednesday, April 20, 2011, at 3:00 p.m., local time, at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania.

The purpose of the meeting is to consider and vote on the following matters:

1.	Election to our Board of Directors of the 11 nominees who are named in the enclosed Proxy Statement for one-year terms;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm;

3.	Approval of a non-binding advisory vote on the compensation of our named executive officers;

4.	Approval of a non-binding advisory vote on the frequency of the non-binding advisory vote on the compensation of our named executive officers;

5.	A shareholder proposal, if properly presented at the meeting; and

6.	Any other business that may be properly presented at the meeting.

Only shareholders who owned stock at the close of business on February 25, 2011 may attend and vote at the meeting or any adjournment.

We are enclosing a copy of First Commonwealth’s 2010 Annual Report on Form 10-K with this Proxy Statement.

Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy card as promptly as possible so that your shares will be represented at the meeting.

March 16, 2011	By Order of the Board of Directors,

David R. Tomb, Jr. Secretary

i

FIRST COMMONWEALTH FINANCIAL CORPORATION

Old Courthouse Square, 22 North Sixth Street

Indiana, Pennsylvania 15701

PROXY STATEMENT

On Wednesday, April 20, 2011, First Commonwealth Financial Corporation will hold its 2011 Annual Meeting of Shareholders at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania. The meeting will begin at 3:00 p.m.

This Proxy Statement contains information and a proxy card relating to the Annual Meeting and was prepared under the direction of our Board of Directors to solicit your proxy for use at the Annual Meeting (or any postponement or adjournment of the meeting scheduled in accordance with Pennsylvania law). This Proxy Statement is being mailed to our shareholders on or about March 16, 2011.

INFORMATION ABOUT THE ANNUAL MEETING

What am I voting on?

At the meeting, you will be asked to consider the following items of business:

•	election to our Board of Directors of the 11 nominees who are named in this Proxy Statement for one-year terms;

•	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for our 2011 fiscal year;

•	approval of a non-binding advisory vote on the compensation of our named executive officers;

•	approval of a non-binding advisory vote on the frequency of non-binding advisory votes on the compensation of our named executive officers;

•	a shareholder proposal, if properly presented at the meeting, requesting a report on pay disparity; and

•	any other business that may be properly presented at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the 11 nominees who are named in this Proxy Statement to the Board of Directors;

•	“FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm;

•	“FOR” the advisory vote on named executive officer compensation;

•	“ONE YEAR” for the proposal regarding an advisory vote on the frequency of non-binding advisory votes on named executive officer compensation; and

•	“AGAINST” the shareholder proposal requesting a report on pay disparity.

Who can vote at the Annual Meeting?

Shareholders of record on the record date, which is Friday, February 25, 2011, may vote at the Annual Meeting. As of the record date, there were 104,846,194 shares of our common stock outstanding.

How many votes are needed to hold the Annual Meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting us to hold the meeting and conduct business. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum.

What is a broker non-vote?

Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters (such as ratification of independent registered public accounting firm), but not on non-routine matters (such as election of Directors and the other proposals listed on the proxy card). A broker non-vote occurs when a broker has not received voting instructions from the customer and the broker cannot vote the shares because the matter is not considered a routine matter under NYSE rules.

What is the difference between a “shareholder of record” and a “street name” holder?

The terms describe how your shares are held. If your shares are registered directly in your name with BNY Mellon Shareowner Services, our transfer agent, you are a “shareholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, you are a “street name” holder.

What do I have to do to vote?

You may vote by granting a proxy, or for shares held in street name, by submitting voting instructions to your broker or other nominee. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. See below for more information on voting your shares if held in the name of your broker.

If you hold your shares as the shareholder of record, you may vote by signing and dating each proxy card you receive and returning it in the enclosed postage paid envelope. You may also submit your proxy over the Internet or by telephone by following the instructions provided on the proxy card.

If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted in accordance with the recommendations of the Board of Directors as described above.

If you are the record holder of the shares, you may change or revoke your vote at any time before it is counted at the Annual Meeting by: (i) notifying our Secretary at the address shown above; (ii) attending the Annual Meeting and voting in person; or (iii) submitting a later dated proxy card.

In addition, if other matters are properly presented for voting at the Annual Meeting, the proxy holders are also authorized to vote on such matters as they determine in their sole discretion. As of the date of this Proxy Statement, we have not received notice of any other matters that may be properly presented for voting at the Annual Meeting.

What do I have to do to vote my shares if they are held in the name of my broker?

If your shares are held by your broker, you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker.

If you do not give instructions to your broker, (i) with respect to the ratification of KPMG as our independent registered public accounting firm your broker will vote your shares at its discretion on your behalf, but (ii) with respect to each other proposal, a broker non-vote will occur. The broker non-vote will not be counted and no votes will be cast on your behalf. The voting instruction form will provide instructions for you to return it, including instructions for voting by telephone and the Internet. You may change your vote by submitting new voting instructions to your broker, bank or nominee.

If you plan to attend the Annual Meeting and your shares are held in the name of a broker or other nominees, you must bring with you a letter from the broker or nominee confirming your ownership as of the record date. Failure to bring such a letter may prevent you from attending the meeting.

If you wish to vote your shares at the meeting, you must obtain a legal proxy from your broker or other nominee and present it to the inspectors of elections with your ballot when you vote at the meeting.

How many votes may I cast?

For the election of Directors, you are entitled to cast one vote for each share that you held as of the record date for each candidate nominated. Cumulative voting is not permitted.

For each other proposal and any other matter brought before the meeting, you are entitled to one vote for each share that you held as of the record date.

How is each proposal approved or disapproved?

Election of Directors:    You may vote either “FOR” each Director nominee or withhold your vote from any one or more of the nominees. Directors are elected by a plurality of votes cast. The eleven nominees who receive the most votes will be elected.

Ratification of Independent Registered Public Accounting Firm:    You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on the proposal to ratify the selection of KPMG as our independent registered public accounting firm for the 2011 fiscal year. If you abstain from voting, it will have the same effect as a vote against this proposal. Shareholder ratification of the selection of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG to the shareholders for ratification as a matter of good corporate practice. The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is requested to approve this proposal.

Approval of Named Executive Officer Compensation:    You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on the non-binding advisory vote to approve the compensation of our named executive officers. If you abstain from voting, it will have the same effect as a vote against this proposal. The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal.

Determination of the Frequency of Advisory Votes on Named Executive Officer Compensation:    You may cast a non-binding advisory vote that future advisory votes on named executive officer compensation occur every “ONE YEAR,” “TWO YEARS” or “THREE YEARS,” or you may “ABSTAIN” from voting on this proposal. This proposal will be decided by a plurality vote, which means that the alternative that receives the highest percentage of votes cast will indicate the frequency preferred by our shareholders. If you abstain from voting, it will have no effect on the outcome of this proposal.

Shareholder Proposal:    Approval of the shareholder proposal requires the votes cast in favor of such proposal to exceed the votes cast against such proposal. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on such proposal.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

What if I participate in First Commonwealth’s Employee Stock Ownership Plan?

Shares held in the First Commonwealth Employee Stock Ownership Plan, or “ESOP,” are held of record by the Trust Division of First Commonwealth Bank as the administrator of the ESOP and are voted by the ESOP’s trustee. If you are a participant in the ESOP, you have the right to direct the trustee how to vote the shares that have been allocated to your ESOP account. You will receive a proxy card from our transfer agent with instructions on how to vote your ESOP shares, and the ESOP trustee will vote your ESOP shares as you direct on the proxy card. If you do not submit voting directions, the trustee has discretion to vote your ESOP shares on any matter except the election of Directors.

Who may solicit proxies on First Commonwealth’s behalf?

Our Directors, officers and employees may solicit proxies from our shareholders. These persons will not receive any additional compensation for their efforts to solicit proxies. We will request that the notice of Annual Meeting, this Proxy Statement, the proxy card and related materials, if any, be forwarded to beneficial owners, and we expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the only persons who have reported to the SEC or have advised us that they are the beneficial owner of more than 5% of the outstanding shares of our common stock.

Name and Address	Number of Shares Beneficially Owned		Percentage of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	7,577,477	(1)	7.23%

Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	6,637,719	(2)	6.33%

(1)	Based on the information provided pursuant to a statement on Schedule 13G filed with the SEC on February 4, 2011 by BlackRock, Inc. reporting the holdings of BlackRock, Inc. and its subsidiaries as of December 31, 2010. According to the Schedule 13G, BlackRock, Inc. or its subsidiaries held sole voting power and sole dispositive power over all of the reported shares.
(2)	Based on information provided pursuant to a statement on Schedule 13G filed with the SEC on February 14, 2011 by Wellington Management Company, LLP reporting the securities which Wellington Management Company, LLP may be deemed to beneficially own in its capacity as investment advisor on behalf of clients of Wellington Management, as of December 31, 2010. According to the Schedule 13G, Wellington Management Company, LLP held shared voting power over 6,388,519 shares and shared dispositive power over 6,637,719 shares.

SECURITIES OWNED BY DIRECTORS AND MANAGEMENT

The following table sets forth the number and percentage of shares of First Commonwealth’s common stock that were beneficially owned by each Director and Director nominee, each of the named executive officers and by all Directors and executive officers as a group, as of February 25, 2011.

Name	Number of Shares Owned(1)	Options Exercisable Within 60 Days	Total Beneficial Ownership		Percentage of Shares Outstanding(2)
Julie A. Caponi	17,986	0	17,986		*
Ray T. Charley	258,345	12,000	270,345	(3)	*
Gary R. Claus	0	0	0		*
Julia E. Trimarchi Cuccaro**	672,203	0	672,203	(4)(5)	*
David S. Dahlmann	36,016	9,000	45,016		*
John J. Dolan	71,276	16,347	87,623		*
Johnston A. Glass	69,784	0	69,784		*
David W. Greenfield	9,290	0	9,290		*
Dale P. Latimer**	1,757,997	6,000	1,763,997	(6)	1.68%
Luke A. Latimer	91,054	0	91,054	(7)	*
Sue A. McMurdy	23,079	23,008	46,087	(8)	*
James W. Newill	353,384	12,000	365,384	(9)	*
T. Michael Price	81,128	0	81,128		*
Robert E. Rout	50,320	0	50,320		*
Laurie S. Singer	32,668	10,500	43,168	(10)	*
David R. Tomb, Jr.**	407,209	16,838	424,047	(5)(11)	*
Robert J. Ventura	23,969	63,544	87,513		*
All Directors and executive officers as a group (20 persons)	3,608,810	180,107	3,788,917		3.61%

*	Less than 1%
**	Directors Julia E. Trimarchi Cuccaro, Dale P. Latimer and David R. Tomb, Jr. are not standing for reelection at the 2011 Annual Meeting of Shareholders.
(1)	Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with spouse or children living in the same household, or as trustee, custodian or guardian for minor children living in the same household.
(2)	Percentage ownership is calculated based upon 104,846,194 shares of First Commonwealth common stock outstanding on February 25, 2011. Shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days are treated as outstanding for the purpose of computing the beneficial ownership of the person who holds the options, but not for the purpose of computing the percentage ownership of any other person or group.
(3)	Includes 18,000 shares held in a family trust of which Mr. Charley is a trustee.
(4)	Includes 23,078 shares held by Ms. Cuccaro as custodian for her minor children, 59,304 shares of which Ms. Cuccaro owns jointly through a family corporation, 113,290 shares held by a family trust of which Ms. Cuccaro, as co-trustee, shares voting and investment power, 6,020 shares held by a family member’s trust of which Ms. Cuccaro is trustee and has sole voting and investment power, and 113,907 shares held by a limited partnership of which Ms. Cuccaro is a general partner with voting and investment authority.
(5)	Includes 318,876 shares held by County Wide Real Estate, Inc., which is owned 50% by Mr. Tomb and by a trust of which Ms. Cuccaro is a co-trustee and shares voting and investment power.
(6)	Includes 205,000 shares held by Berkshire Securities Corporation, of which Mr. Dale Latimer is a Director and shareholder and excludes 42,524 owned individually by Mr. Dale Latimer’s spouse as to which Mr. Dale Latimer disclaims beneficial ownership.
(7)	Does not include 6,487 shares held by Mr. Luke Latimer’s spouse as to which Mr. Luke Latimer disclaims beneficial ownership.

(8)	Does not include 116 shares held by a family member for which Ms. McMurdy holds a power of attorney, as to which Ms. McMurdy disclaims beneficial ownership.
(9)	Includes 32,144 shares held by family trusts over which Mr. Newill is sole trustee and has sole voting and investment power.
(10)	Does not include 4,100 shares held in a trust for Ms. Singer’s spouse as to which Ms. Singer disclaims beneficial ownership.
(11)	Does not include 528 shares owned individually by Mr. Tomb’s spouse as to which Mr. Tomb disclaims beneficial ownership and 205,000 shares held by Berkshire Securities Corporation of which Mr. Tomb is Secretary but does not have or share voting or investment power.

CORPORATE GOVERNANCE

First Commonwealth strives to maintain strong corporate governance practices, with a Board that is independent in the exercise of its business judgment, fully informed about our business, financial condition, risk exposures and operations and actively involved in its oversight role. This section discusses First Commonwealth’s significant corporate governance policies and practices.

Governance Guidelines

The Board has adopted Governance Guidelines that describe the Board’s stance on key governance issues. These Guidelines address, among other matters, the qualifications for service as a Director and responsibilities of Directors, Director independence, responsibilities of Board committees, retirement age for Directors, Director access to management and outside advisors, Director share ownership requirements, continuing education for members of the Board of Directors and internal performance evaluations. The Board reviews the Governance Guidelines at least annually and updates the Guidelines from time to time to reflect changes in governance practices.

Board Leadership Structure

Our Governance Guidelines provide that the positions of Chairman of the Board and Chief Executive Officer should be held by separate persons and that the Chairman of the Board must be an independent Director. The Board believes that this separation establishes an appropriate division of the Board’s oversight role from the management responsibilities of the officers and employees of the company. Consistent with this requirement, our current Chairman, David S. Dahlmann, is a non-executive independent Director.

Oversight of Risk

The Board of Directors actively oversees the risk management practices employed by First Commonwealth and its management team. The Board receives a report from our Chief Risk Officer regarding material risk exposures and the actions taken to monitor and mitigate those risks. In addition, senior management updates the Board at its regular meetings regarding trends and developments for credit, market, liquidity, compliance, reputation, operating and strategic risk. Our Risk Committee also provides risk oversight for the Board as a dedicated forum to review and discuss risks and risk management policies and practices. Refer to page 11 for a description of the Risk Committee and its members.

Director Independence

The rules of the New York Stock Exchange (“NYSE”) require that at least a majority of our Board of Directors be comprised of independent Directors. In March 2011, we amended our Governance Guidelines to provide that all Directors other than the Chief Executive Officer must meet the independence standards established by the NYSE. We believe this change is consistent with best practices in corporate governance and the trend among large public companies toward greater Director independence.

The Board reviews all relationships between the company and its Directors at least once per year and assesses each Director’s independence annually using the independence standards established by the NYSE. The Board has determined that a Director may be independent even if he or she has business relationships with First Commonwealth or one of its affiliates, as long as, in the Board’s business judgment:

•

any transaction involving the Director is entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons;

•	the relationship complies with all applicable laws and regulations; and

•	the relationship would not interfere with the Director’s exercise of judgment independent from management of First Commonwealth.

Based upon these criteria, the Board has affirmatively determined that Directors Caponi, Charley, Dahlmann, Glass, Greenfield, Newill, Singer and Ventura and Director nominees Luke A. Latimer and Gary R. Claus are independent. In making this determination, the Board considered the lease transaction between First Commonwealth Bank and SML Limited Partnership described below under the heading “Related Party Transactions,” and concluded that the transaction did not impact the independence of Director Nominee Latimer, because the amount paid to SML Limited Partnership during 2010 fell below the quantitative limits established by the NYSE rules and was not otherwise material to Director Nominee Latimer or First Commonwealth. The Board also considered the engagement of the law firm Reed Smith LLP to provide legal services to the company. The spouse of Director Laurie Singer is a partner of Reed Smith, but the Board concluded this engagement did not impact the independence of Director Singer, because the fees paid to Reed Smith in 2010 were not material to First Commonwealth, Reed Smith or Director Singer’s spouse.

Directors Cuccaro, Dolan and Tomb are employed by First Commonwealth and therefore do not qualify as independent Directors. As a result of the change to our Governance Guidelines described above, Directors Cuccaro and Tomb have not been nominated to stand for reelection at the 2011 Annual Meeting of Shareholders.

Share Ownership Requirement

The Compensation and Human Resources Committee, which is responsible for approving Director compensation, has established Director stock ownership guidelines whereby all Directors must own stock having a value equal to five times the annual retainer for non-management Directors or 25,000 shares. Subject to certain exceptions as described under “Compensation of Directors,” Directors receive 75% of their annual retainer in shares of company stock.

Code of Conduct and Ethics

The Code of Conduct and Ethics governs the actions and working relationships of First Commonwealth employees, officers and Directors. This Code addresses, among other items, conflicts of interest, confidentiality, fair dealing, protection and proper use of corporate assets and compliance with laws, rules and regulations. The Code of Conduct and Ethics encourages and provides a process for the reporting of any illegal or unethical behavior. First Commonwealth has established an ethics hotline to allow employees, officers and Directors to anonymously report any known or suspected violation of laws, rules or regulations or the Codes of Conduct and Ethics.

Criteria for Director Nominees

In considering possible candidates for nomination as a Director, the Governance Committee is guided by the following criteria. Candidates should:

•	possess a sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable or non-profit organizations;

•

have a reputation for integrity, honesty and adherence to high ethical standards and personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of the Board;

•

have the strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction;

•	understand or demonstrate a commitment to understand First Commonwealth, including our strategic vision, our mix of businesses and our approach to regulatory relations and risk management;

•

have a commitment and sufficient time to devote to our affairs, including regularly attending and participating in meetings of the Board and, in the case of non-management Directors, at least one standing committee; and

•	not have, nor appear to have, a conflict of interest that would impair his or her ability to represent the interests of our shareholders and to fulfill the responsibilities of a Director.

In addition, our Governance Guidelines prohibit a person from being nominated for election as a Director if he or she would be age 70 or older at the time of the election unless the person was first elected as a Director on or before December 31, 2001 and has continuously served as a Director since that date.

The Governance Committee has not adopted any specific, minimum qualifications for Director candidates. Each year, the Governance Committee assesses our current Directors for possible nomination and re-election. In doing so, it considers all of the factors listed above. The Governance Committee considers the needs of the Board, the independence of Directors from First Commonwealth, a Director’s meeting attendance and participation, and the value of a Director’s contributions to the effectiveness of our Board and its committees.

The Governance Committee does not have a policy with regard to the consideration of diversity in identifying Director nominees. However, our Governance Guidelines provide that the number and composition of the Board should allow for a diversity of perspectives and backgrounds. The Governance Committee may consider the diversity of the professional experience, education, geographic location, relevant technical skills and the extent to which the nominee would fill a present need on our Board when identifying Director nominees.

Committees of the Board of Directors

The Board of Directors currently has five standing committees: Audit, Compensation and Human Resources, Credit, Governance and Risk. Each Committee is chaired by an independent Director. Each Committee is comprised entirely of independent Directors, with the exception of the Credit Committee, which provides oversight of the lending operations and the loan portfolio of First Commonwealth Bank and includes representatives from the Board of Directors of the Bank.

Information concerning the composition and duties and responsibilities of the Audit, Compensation and Human Resources, Governance and Risk Committees is set forth below.

Audit Committee

Number of Meetings in 2010	Committee Members	Duties and Functions Performed

9	James W. Newill (Chair) Julie A. Caponi Laurie S. Singer Robert J. Ventura

•       Monitors the integrity of our financial statements;

•       Responsible for the selection, compensation and oversight of our independent registered public accounting firm, including evaluating its qualifications and independence and preapproving audit and non-audit services performed by the independent registered public accounting firm;

•       Oversees our internal audit process;

•       Monitors our compliance with legal and regulatory requirements, including the receipt and resolution of complaints concerning accounting, internal controls and auditing matters; and

•       Reviews and discusses major financial risk exposures with management and steps taken to monitor and control those exposures, including risk assessments and risk management policies.

Directors Newill and Caponi qualify as “audit committee financial experts” as defined by the rules of the SEC. A report of the Audit Committee follows on page 19.

Governance Committee

Number of Meetings in 2010	Committee Members	Duties and Functions Performed

8	Laurie S. Singer (Chair) Ray T. Charley David W. Greenfield Dale P. Latimer James W. Newill

•       Develops criteria for the selection of new Directors;

•       Identifies candidates to fill vacancies that arise on the Board and evaluates and recommends incumbent Directors for nomination to the Board and for service on Board committees;

•       Develops and recommends a process for evaluating the performance of the Board;

•       Oversees succession planning for our CEO and other executive officers;

•       Reviews and approves related party transactions and monitors compliance with our Code of Ethics, insider trading and related policies; and

•       Annually reviews our Governance Guidelines.

Compensation and Human Resources Committee

Number of Meetings in 2010	Committee Members	Duties and Functions Performed

14	Robert J. Ventura (Chair) Julie A. Caponi Ray T. Charley Johnston A. Glass

•     Reviews and determines the compensation of all Directors, the CEO and all executive officers;

•     Reviews and approves corporate goals and objectives relevant to the compensation of our CEO and other executive officers, evaluates their performance in light of those goals and objectives and determines their respective compensation levels based on this evaluation; and

•     Reviews and approves the terms of any employment, severance, change of control or similar agreement for our CEO and other executive officers.

A report of the Compensation and Human Resources Committee follows on page 30.

Compensation Committee Interlocks and Insider Participation

None of the Directors who served on the Compensation and Human Resources Committee in 2010 were officers or employees of First Commonwealth during 2010. One member of the Compensation and Human Resources Committee, Johnston A. Glass, is a former officer of First Commonwealth. Mr. Glass served as Vice Chairman of First Commonwealth Financial Corporation and as President and Chief Executive Officer of First Commonwealth Bank until his retirement in 2005. None of First Commonwealth’s executive officers served as a Director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a Director or member of the Compensation and Human Resources Committee during 2010.

Risk Committee

Number of Meetings in 2010	Committee Members	Duties and Functions Performed

12	David S. Dahlmann (Chair) Johnston A. Glass David W. Greenfield Dale P. Latimer

•     Oversees and reviews information regarding our enterprise risk management framework;

•     Reviews and approves our significant risk management policies;

•     Reviews and discusses with management the level and trend of risk exposures, including credit, market, liquidity, operational, compliance and legal, reputation and strategic risk;

•     Reviews major risks identified by management and strategies employed to mitigate those risks; and

•     Assesses risks associated with strategic and operating plans and strategic initiatives.

Meetings of the Board of Directors

The Board of Directors met six times during 2010. All of the Directors attended at least 75% of the total number of meetings of the Board and all committees of which they were members.

Meetings of Non-Management Directors

First Commonwealth’s non-management Directors meet at regularly scheduled executive sessions without any management Directors in attendance. Our Chairman, David S. Dahlmann, has been designated as the Lead Director and presides over the executive sessions.

Annual Meeting Attendance

The Annual Meeting provides a valuable opportunity for shareholders to meet and interact with our Directors. All Directors are expected to attend the Annual Meeting in the absence of an unavoidable conflict. Last year eleven of our Directors attended the Annual Meeting.

Where to Find Governance Documents

You can find copies of the charters for our Audit Committee, Compensation and Human Resources Committee, Governance Committee and Risk Committee, as well as our Governance Guidelines, Code of Conduct and Ethics and other important information, by visiting our website at www.fcbanking.com and following the links to “Investor Relations” and “Corporate Governance.”

COMPENSATION OF DIRECTORS

In 2010, each of our non-employee Directors was compensated according to the following schedule:

Retainer – Board Member	$18,000 per year
Retainer – Audit Committee Chair	7,500 per year
Retainer – Other Committee Chairs	5,000 per year
Board Meeting Fee	2,000 per meeting
Committee Meeting Fee – Committee Member	1,000 per meeting
Committee Meeting Fee – Committee Chair	2,000 per meeting

Directors who are also employees of First Commonwealth or any of its subsidiaries do not receive additional compensation for service on our Board of Directors or meeting attendance. In addition to the fees described above, Mr. Dahlmann received an annual retainer fee of $200,000 during 2010 for his service as the non-executive Chairman of First Commonwealth Financial Corporation and First Commonwealth Bank. To support the company’s efforts to control expenses, Mr. Dahlmann voluntarily waived his retainer fee for chairing the Risk Committee during 2010.

The Compensation and Human Resources Committee reviews and approves Director compensation annually. Based on this review, the Committee approved the following changes to the Director compensation program beginning in 2011:

•	The fee per meeting of the Board of Directors was reduced from $2,000 to $1,000; and

•

The annual retainer fee for service on the Board of Directors was increased from $18,000 to $24,000, of which $6,000 is paid in cash and $18,000 is paid in shares of common stock based on the closing price of the company’s stock on the date of the Annual Meeting of Shareholders. However, Directors who own 100,000 or more shares of our stock may opt to receive their entire retainer in cash, in which case the retainer is paid in four quarterly installments of $6,000. Directors Charley, Latimer and Newill have elected to receive cash in lieu of shares of stock.

These changes are intended to promote greater share ownership by Directors and further align the interests of Directors and shareholders.

The following table shows the compensation paid to our non-employee Directors during 2010:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Julie A. Caponi	57,000	—	11,000	68,000
Ray T. Charley	55,000	—	12,000	67,000
David S. Dahlmann	253,502	4,498	12,000	270,000
Johnston A. Glass	109,750	—	7,000	116,750
David W. Greenfield	32,002	4,498	—	36,500
Dale P. Latimer	56,000	—	11,000	67,000
James W. Newill	67,500	—	—	67,500
Laurie S. Singer	64,000	—	—	64,000
Robert J. Ventura	58,012	17,988	—	76,000

(1)	“Fees Earned or Paid in Cash” consists of retainer fees and fees for attending meetings of the Board of Directors and Committees of First Commonwealth Financial Corporation.
(2)	Directors have the option to receive all or any portion of their annual retainer for Board service in shares of common stock. Amounts reflected as Stock Awards represent the fair value of the portion of retainer fees paid to each Director in stock under this arrangement.
(3)	“All Other Compensation” consists of fees for attending meetings of the Board of Directors and Committees of First Commonwealth Bank at the rate of $1,000 per meeting attended.

We did not grant any stock options to our Directors in 2010. Certain Directors hold options to purchase our stock that were awarded under prior plans. The table below sets forth the number of underlying securities, exercise price and expiration date of stock options held by the non-management Directors as of December 31, 2010. All of these stock options are fully earned and vested.

Name and Date of Award	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date(1)
Julie A. Caponi	0	N/A	N/A

Ray T. Charley 1/31/2001 1/23/2002 1/13/2003 1/12/2004 1/18/2005	2,000 3,000 3,000 3,000 3,000	10.75 11.70 12.06 14.41 14.55	1/31/2011 1/23/2012 1/13/2013 1/12/2014 1/18/2015

David S. Dahlmann 1/13/2003 1/12/2004 1/18/2005	3,000 3,000 3,000	12.06 14.41 14.55	1/13/2013 1/12/2014 1/18/2015

Johnston A. Glass	0	N/A	N/A

David W. Greenfield	0	N/A	N/A

Dale P. Latimer 1/12/2004 1/18/2005	3,000 3,000	14.41 14.55	1/12/2014 1/18/2015

James W. Newill 1/31/2001 1/23/2002 1/13/2003 1/12/2004 1/18/2005	2,000 3,000 3,000 3,000 3,000	10.75 11.70 12.06 14.41 14.55	1/31/2011 1/23/2012 1/13/2013 1/12/2014 1/18/2015

Laurie S. Singer 1/23/2002 1/13/2003 1/12/2004 1/18/2005	1,500 3,000 3,000 3,000	11.70 12.06 14.41 14.55	1/23/2012 1/13/2013 1/12/2014 1/18/2015

Robert J. Ventura(2) 2/28/2001 4/24/2002 5/22/2003 1/18/2005	13,760 33,024 13,760 3,000	5.29 6.36 9.19 14.55	2/28/2011 4/24/2012 5/22/2013 1/18/2015

(1)	Unexercised options generally terminate on the earlier of the option expiration date indicated or sixty (60) days after the date that the option holder ceases to be a Director of First Commonwealth (or three (3) months following a Director’s termination as a result of death or disability), except that the options awarded to Mr. Ventura pursuant to the GA Financial, Inc. stock option plan (as noted in footnote 2 below) may be exercised for a period of three (3) months following the termination of his status as a Director (or one (1) year following his termination as a result of death or disability).
(2)	Options granted to Mr. Ventura in 2001, 2002 and 2003 were granted by GA Financial, Inc. in his capacity as a Director of GA Financial. These options were converted into options to purchase First Commonwealth common stock on May 24, 2004 upon the completion of the merger of GA Financial and First Commonwealth.

PROPOSAL 1 — ELECTION OF DIRECTORS

Each Director is elected annually to serve until the next Annual Meeting and until his or her successor is elected and qualified. Our By-Laws allow the Board of Directors to determine the size of the Board from time to time, subject to a minimum of three and a maximum of twenty-five Directors. The number of Directors is currently fixed at twelve. However, the Board has acted to reduce the number of Directors to eleven upon the expiration of the current term of the Directors at the 2011 Annual Meeting of Shareholders. As a result, only eleven Directors will be elected at the Annual Meeting.

Our Board members are persons who we believe have demonstrated leadership skills and have experience and judgment in areas that are relevant to our business. We believe that their ability to challenge management and their dedication to the affairs of the company collectively serve the interests of the company and its shareholders. The following discussion includes biographical information concerning our current Directors and Director nominees and their qualifications for service on our Board.

Upon the recommendation of our Governance Committee, the Board of Directors has nominated the following eleven persons for election at the 2011 Annual Meeting of Shareholders:

Julie A. Caponi.    Ms. Caponi, age 49, has served as Vice President-Audit of Alcoa Inc., a producer of aluminum and aluminum products that is headquartered in Pittsburgh, Pennsylvania, since 2005, and previously served as Assistant Controller. Before joining Alcoa in 2000, Ms. Caponi was an audit partner at Deloitte, principally serving clients in the financial services industry. Ms. Caponi joined our Board in 2007 and currently serves on our Audit Committee and Compensation and Human Resources Committee. She is also a Director of First Commonwealth Bank. Ms. Caponi earned a Bachelors of Science Degree in Accounting from the Indiana University of Pennsylvania. She is a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of CPAs. Ms. Caponi’s qualifications for service on our Board include her leadership experience and her expertise in financial accounting, auditing and internal controls.

Ray T. Charley.    Mr. Charley, age 59, has served as the Chief Executive Officer of Thomi Co., an operator of retail grocery stores in Greensburg, Pennsylvania, since 1983. Mr. Charley served as a Director of Southwest National Corporation from 1989 and joined our Board in 1998 upon the completion of our merger with Southwest. Mr. Charley is a member of our Governance Committee and our Compensation and Human Resources Committee and is also a Director of First Commonwealth Bank. He is a Director of Excela Health Holding Co., an operator of hospitals and other health care facilities in Western Pennsylvania, and serves as a Director and in leadership capacities for various charitable organizations. Mr. Charley earned a Bachelors degree from Duquesne University and a law degree from the Dickinson University School of Law. Mr. Charley’s qualifications for service on our Board include his business acumen and his commitment to sound governance and oversight as demonstrated by his extensive experience as a Director in the financial services industry.

Gary R. Claus.    Mr. Claus, age 58, has served as Managing Director of the Jade Group, an executive search and management consulting firm since 2008. Prior to joining the Jade Group, Mr. Claus spent 34 years as a tax accountant at PriceWaterhouseCoopers, where he became a Partner in 1986 and served as the Pittsburgh Tax Site Leader from 1992 through 2004. Mr. Claus has a wide variety of experience advising clients ranging from large publicly held companies to small privately owned companies, including manufacturers, law firms and other service companies. He is also active in professional, community and church organizations, serving as Chairman of the Board of Goodwill of Southwestern Pennsylvania and Chairman of the Board of Trustees of Robert Morris University. Mr. Claus earned a Bachelor of Science in Accounting from Robert Morris University. Mr. Claus’s qualifications for Board service include his extensive professional experience in accounting, executive compensation and human resources.

David S. Dahlmann.    Mr. Dahlmann, age 61, has served as the Chairman of the Board of First Commonwealth Financial Corporation and First Commonwealth Bank since 2006. He was formerly Vice Chairman of First Commonwealth Financial Corporation from 1999 to 2006, President and Chief Executive Officer of Southwest National Corporation from 1991 to 1999 and President and Chief Executive Officer of Southwest Bank from 1999 until its merger with First Commonwealth Bank in 2002. He was a Director of Southwest National Corporation from 1991 and joined our Board in 1998 upon the completion of our merger with Southwest. Mr. Dahlmann formerly served on the Board of Directors of the Federal Reserve Bank of Cleveland and as Adjunct Professor of Saint Vincent College in Latrobe, Pennsylvania, and he serves as a Director for numerous charitable, educational and civic associations. Mr. Dahlmann chairs our Risk Committee and is also a Director of First Commonwealth Bank, First Commonwealth Insurance Agency, Inc. and First Commonwealth Financial Advisors, Inc. and a member of the Trust Committee of First Commonwealth Bank. He earned a Bachelor of Arts and Masters of Business Administration degrees from the Indiana University of Pennsylvania. Mr. Dahlmann’s qualifications for Board service include his extensive career as a Director and executive in the financial services industry and his expertise and experience in corporate governance matters.

John J. Dolan.    Mr. Dolan, age 54, has served as President and Chief Executive Officer of First Commonwealth Financial Corporation and Chief Executive Officer of First Commonwealth Bank since March 2007. He served as Chief Financial Officer of First Commonwealth Financial Corporation from 1987 until March 2007 and as President of First Commonwealth Bank from March 2007 until November 2007. Mr. Dolan joined our Board in March 2007 and is also a Director of First Commonwealth Bank, First Commonwealth Insurance Agency, Inc. and First Commonwealth Financial Advisors, Inc. and a member of the Trust Committee of First Commonwealth Bank. He serves as Chairman of the Board of Directors of the Indiana Regional Medical Center and is past Chairman of the Board of the Indiana Chamber of Commerce. Mr. Dolan earned a Bachelor of Science degree from West Liberty University. Mr. Dolan’s qualifications for service on our Board include his leadership skills, his financial and accounting expertise and his long career in the financial services industry.

Johnston A. Glass.    Mr. Glass, age 61, is retired. Mr. Glass has served on our Board since 1986. He was formerly Vice Chairman of First Commonwealth Financial Corporation, and he served as President and Chief Executive Officer of First Commonwealth Bank and its predecessor, NBOC Bank, from 1986 until his retirement in 2005. Mr. Glass is a member of our Compensation and Human Resources Committee and our Risk Committee and Chairs the Credit Committee of First Commonwealth Financial Corporation. Mr. Glass also serves as an Advisory Director of First National Bank of Santa Fe and has served as a Director and officer of numerous civic and non-profit associations and as past Director of the Pennsylvania Bankers Association. He earned a Bachelor of Science degree from the Pennsylvania State University. Mr. Glass’s qualifications for Board service include his extensive leadership experience in the banking industry, his thorough understanding of First Commonwealth and its business and his long history of service as a Director of First Commonwealth and other organizations.

David W. Greenfield.    Mr. Greenfield, age 60, is retired. He has served on our Board since April 2010. Mr. Greenfield was formerly Vice President, Secretary and General Counsel of Kennametal, Inc., a global manufacturer of tooling, engineered components and advanced materials consumed in production processes from 2001 until his retirement in 2010. Prior to joining Kennametal in 2001, Mr. Greenfield was a member of Buchanan Ingersoll P.C., a Pittsburgh-based law firm, focusing on corporate, financial and transactional issues involving public and private companies. He also served as Senior Vice President, General Counsel and Secretary of Meritor Automotive, Inc. and Associate General Counsel of Rockwell International Corporation. He is also active in a number of charitable, educational and civic organizations. Mr. Greenfield earned a Bachelor of Arts degree from the University of Pittsburgh and a law degree from Wake Forest University School of Law. Having practiced law for over 35 years and served in executive capacities for three publicly traded companies, Mr. Greenfield has extensive experience in corporate governance, ethics and compliance matters and the execution of corporate strategy.

Luke A. Latimer.    Mr. Latimer, age 34, has served as Executive Vice President and Treasurer of R&L Development, a heavy construction company in New Alexandria, Pennsylvania, since 2001, Vice President and

Treasurer of Derry International LTD, Incorporated, a mining company based in New Alexandria, Pennsylvania, since 1999, and President and Chief Executive Officer of Great Oak Incorporated, an attained age manufactured home community in Kissimmee, Florida, since 1999. Mr. Latimer is a Director of First Commonwealth Bank and a member of the Credit Committee of our Board of Directors. Mr. Latimer is also Chairman of the Board of Directors of First National Bank of Santa Fe and a Director of New Mexico Banquest Corporation, a bank and bank holding company in Santa Fe, New Mexico. He earned a Bachelor of Science degree in Business Management from Saint Vincent College. His qualifications for service as a Director include his extensive business experience and his years of service as a Director in the financial services industry. Mr. Latimer is the son of retiring Director Dale P. Latimer.

James W. Newill.    Mr. Newill, age 76, is a Certified Public Accountant licensed in Pennsylvania, Florida and Ohio. He was formerly President of J. W. Newill Company, a certified public accounting firm. Mr. Newill has served as Mayor of Highland Beach, Florida, since March 2008, and was previously Commissioner of Highland Beach, Florida, from 2005 to 2008. Mr. Newill previously served as a Director of Southwest National Corporation from 1978 and joined our Board in 1998 upon the completion of our merger with Southwest. Mr. Newill is a member of our Governance Committee and has chaired our Audit Committee since 2003. He has served as a Director for numerous non-profit organizations over the past 40 years and recently served as a keynote participant for a panel on banking regulation. He earned a Bachelor of Science degree in Business Administration from Saint Vincent College. Mr. Newill’s qualifications for service on our Board include his expertise in accounting and financial matters and his extensive experience as a Director of financial services companies.

Laurie Stern Singer.    Ms. Singer, age 59, has served as the President of Allegheny Valley Development Corporation, a regional not-for-profit economic development company in Brackenridge, Pennsylvania, since 1983. She formerly served as President of the Allegheny Valley Chamber of Commerce. Ms. Singer was a Director of Southwest National Corporation from 1994 and joined our Board in 1998 upon the completion of our merger with Southwest. She currently chairs our Governance Committee and is also a member of the Audit Committee. Ms. Singer has held leadership positions and has served as a Director for numerous professional associations, educational and community organizations. She has a Bachelor of Arts degree from the University of Michigan and a law degree from Wayne State University. Ms. Singer’s qualifications for Board service include her business finance and development expertise, her extensive experience as a Director of financial services companies and other organizations and her strong commitment and understanding of corporate governance matters.

Robert J. Ventura.    Mr. Ventura, age 61, is Managing Director of Raptor Partners, LLC, an investment banking firm in Pittsburgh, Pennsylvania, and formerly served in a similar capacity as Principal of Ventura Group, LLC. Mr. Ventura previously served as Director of Acquisitions and Divestitures and Director of Financial Planning and Analysis during a 15-year career with Rockwell International Corporation, a diversified global manufacturing company. Mr. Ventura served as a Director of GA Financial, Inc. from 1998 and joined our Board in 2004 at the completion of our acquisition of GA Financial. Mr. Ventura is a member of our Audit Committee and chairs our Compensation and Human Resources Committee. He earned a Bachelor of Science degree in Industrial Engineering from the University of Pittsburgh and Masters of Business Administration degree from Duquesne University. Mr. Ventura’s qualifications for Board service include his expertise in business and financial analysis and mergers and acquisitions and his experience as a Director in the financial services industry.

Each Director elected this year will continue in office until a successor has been elected. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

The Board of Directors recommends that you vote “FOR” each of the nominees listed above.

PROPOSAL 2 — RATIFICATION INDEPENDENT ACCOUNTING FIRM

At the Annual Meeting, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011. KPMG LLP has audited our financial statements since 2006.

The Audit Committee of the Board has appointed KPMG LLP as the independent auditors of First Commonwealth and our subsidiaries for the year ending December 31, 2011. Although shareholder approval is not required, the Board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at the Annual Meeting, the Board will review its future selection of auditors. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of First Commonwealth and its shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of the holders of a majority of First Commonwealth’s common stock present in person or represented by proxy at the Annual Meeting is necessary for ratification of the selection of KPMG LLP as our independent registered public accounting firm.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

ANNUAL AUDIT INFORMATION

Report of the Audit Committee

The Audit Committee of First Commonwealth’s Board of Directors operates under a written charter that specifies the Audit Committee’s duties and responsibilities. This charter is available on First Commonwealth’s website at www.fcbanking.com by following the links to “Investor Relations” and “Corporate Governance.”

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP, First Commonwealth’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and procedures. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of First Commonwealth as of and for the year ended December 31, 2010 with First Commonwealth’s management and the independent auditors. The Committee has also discussed with First Commonwealth’s independent auditors the firm’s independence from the company and management, and has received the written disclosures and the communication from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent auditor’s communications with the Committee concerning independence. In addition, the Committee has discussed with the independent auditor the required communications with audit committees pursuant to PCAOB standards.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in First Commonwealth’s annual report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

James W. Newill, Chairman

Julie A. Caponi

Laurie S. Singer

Robert J. Ventura

Fees Billed by Accounting Firm to First Commonwealth

The aggregate fees billed by KPMG LLP for each of the fiscal years ended December 31, 2010 and 2009, respectively, were as follows:

	For the Fiscal Year Ended December 31, 2010 ($)		For the Fiscal Year Ended December 31, 2009 ($)
Audit Fees	1,232,270	(1)	1,065,800
Audit Related Fees	0		0
Tax Fees	0		0
All Other Fees	0		0

(1)	The amount of “Audit Fees” for 2010 represents actual fees billed and does not include additional fees related to the integrated audit of First Commonwealth’s 2010 consolidated financial statements that may be billed after the date of this Proxy Statement.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by First Commonwealth’s independent registered public accounting firm (“independent auditors”) in order to assure that the provision of those services does not impair the accounting firm’s independence. Accordingly, the Audit Committee has adopted a policy for the pre-approval of audit and non-audit services by First Commonwealth’s independent auditors. This policy allows the Audit Committee to pre-approve services through general pre-approval or specific pre-approval.

Under general pre-approval, the Audit Committee approves in advance the payment of up to a specified amount of fees for the performance of specified types of audit, audit-related, tax and other services by the independent auditors. The term of general pre-approval is generally twelve (12) months from the date of pre-approval. Any services that are not subject to general pre-approval or fees in excess of pre-approved limits must be specifically pre-approved by the Audit Committee on a case-by-case basis. Pre-approved fee levels or budgeted amounts for all services to be provided by the independent auditors are established annually by the Audit Committee.

The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditors to management. However, the pre-approval policy allows the Audit Committee to delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decision of any member to whom authority is delegated to pre-approve an activity is presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

First Commonwealth is providing shareholders with the opportunity at the 2011 Annual Meeting of Shareholders to vote on an advisory resolution, commonly known as “Say-on-Pay,” considering approval of the compensation of First Commonwealth’s named executive officers. Such compensation is described on pages 23 through 38 of this Proxy Statement.

The Compensation and Human Resources Committee, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis section of this Proxy Statement and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, allow shareholders to view the trends in compensation and application of our compensation philosophies and practices for the years presented.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders approve the compensation of First Commonwealth Financial Corporation’s named executive officers as described in the Compensation Discussion and Analysis section and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation and Human Resources Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

The Board of Directors recommends that you vote FOR the advisory resolution on executive compensation.

PROPOSAL 4 — FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION

First Commonwealth is providing shareholders with the opportunity to advise the Board as to whether First Commonwealth should conduct an advisory vote on the compensation of its named executive officers every one, two or three years. Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders elect to hold an advisory vote on the compensation of First Commonwealth’s named executive officers every one, two or three years, as determined by the alternative that receives the highest number of shareholder votes.

Because your vote is advisory, it will not be binding upon the Board. However, the Board of Directors and Compensation and Human Resources Committee will take into account the outcome of the vote when determining which frequency it will adopt.

You may vote to have the advisory vote held every “ONE YEAR,” “TWO YEARS” or “THREE YEARS,” or you may “ABSTAIN.” If a broker or other nominee holds your shares in its name on your behalf, the broker or nominee is not permitted to vote your shares on this proposal in the absence of voting instructions from you. Abstentions and broker non-votes will not affect the outcome of voting on this proposal. The alternative receiving the highest number of votes will indicate the frequency preferred by our shareholders.

The Board of Directors unanimously recommends that you vote to hold the advisory vote on named executive officer compensation every “ONE YEAR.”

PROPOSAL 5 — SHAREHOLDER PROPOSAL

We expect the following proposal to be presented by shareholder Wendell R. Hunt at the Annual Meeting. We include the full text of the shareholder’s proposal below. The address and security holdings of the shareholder will be supplied upon request to the Corporate Secretary at 22 North Sixth Street, Indiana, Pennsylvania 15701.

The text of the proposal follows:

“Shareholder Proposal Regarding Report of Pay and Parity

for

First Commonwealth Financial Corporation

RESOLVED: Shareholders request the Compensation and Human Resources Committee in its annual review, as described in the committee charter, conduct and make available upon shareholder request a summary report of that review by October 1, 2011 (omitting confidential information and processed at a reasonable cost). We request the report to include:

1.	A comparison of the total compensation package of senior executives and our employee’s median wage for the years ending July 1, 2000, July 1, 2005, July 1, 2010.

2.	Analysis of changes in the relative differences between named executives and employees and an analysis and the rationale justifying these differences and any apparent trends.

3.	An evaluation of whether our senior executive total compensation packages (including, but not limited to, options, benefits, perks, loans and retirement agreements) are excessive and should be modified to be kept within reasonable boundaries.

4.	An explanation of whether the level of pay of our lowest compensated employees should result in an adjustment of named executives pay to more reasonable and justifiable levels.”

Statement by the Board of Directors in Opposition to the Proposal:

The Board believes that this proposal is not in the best interest of shareholders and opposes this proposal for the reasons discussed below.

The work requested in the proposal has been substantially done. The “Compensation Discussion and Analysis” section of this Proxy Statement already provides a detailed discussion of First Commonwealth’s executive compensation program. Producing a report as called for under this proposal in addition to the disclosure included in the Proxy Statement would consume time, money, and resources for First Commonwealth, particularly at a time when we need to find ways to minimize expenses, just like many other businesses, families, shareholders, and customers.

Comparing executive compensation with non-executive compensation does not provide any useful insight into a compensation program. The goal of our overall compensation program is to compensate each individual, executive or non-executive, at a level that recognizes the individual’s experience, performance, and level of responsibility, and motivates each individual to stay and achieve superior performance. That calls for evaluating individuals in jobs that are comparable in terms of skills, experience, and responsibility required, not just comparing a corporation’s highest paid and lowest paid employees to see what the differences are, as called for in the proposal. First Commonwealth strives to offer compensation packages for employees that are competitive with those for comparable positions at other companies with which we compete for employee talent. Assessing a compensation program on the basis of a goal of achieving greater equity may not necessarily be in the overall best interests of First Commonwealth’s employees, customers, or shareholders if it provides fewer incentives or fewer rewards for superior performance.

The Compensation and Human Resources Committee has implemented an effective executive compensation program. Executive compensation practices are influenced by a wide range of factors, including changes in strategic business goals, changing economic and industry conditions, accounting requirements and tax laws, evolving governance trends, and the compensation practices of companies with which we compete for talent. Accordingly, it is important that the Compensation and Human Resources Committee retain the flexibility to select appropriate incentives for our executive compensation program to continue to attract and retain highly talented executives and motivate them to achieve superior performance. As currently constituted, the Compensation and Human Resources Committee can achieve this goal because it:

•	Utilizes an independent executive compensation consultant to assess our executive pay levels, practices, overall program design, and financial performance as compared to peer group companies.

•

Is composed exclusively of independent Directors who have a diverse mix of leadership experience in financial services and other industries. Through the collective experience of its members, the committee has an in-depth understanding of executive compensation and its impact on business performance.

•

Applies its expertise and employs the independent consultant’s assessment to carefully design and implement an executive compensation program to attract, motivate, and retain highly talented executives who drive the corporation’s success.

Moreover, our Board has included in this Proxy Statement a non-binding advisory vote on executive compensation. This vote lets First Commonwealth shareholders express their views directly about our executive compensation programs and compensation disclosure. The Compensation and Human Resources Committee will take into account the outcome of this non-binding advisory vote when considering future executive compensation arrangements.

For the foregoing reasons, the Board of Directors unanimously recommends that you vote “AGAINST” this proposal.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section we discuss the objectives and elements of our executive compensation program. This discussion focuses on compensation decisions in 2010 affecting our chief executive officer (“CEO”), our chief financial officer (“CFO”) and the three other executive officers who received the highest compensation during 2010. We refer to these individuals as the “named executive officers.”

Executive Summary

The Compensation and Human Resources Committee (“Committee”) believes that the success of the company in achieving its strategic objectives will depend in large part on the ability to attract and retain exceptional talent, to effectively assess the talent currently available to the organization, and to align the interests of all executives with investor success. The Committee has established an approach to talent that it believes will help achieve this mission and reduce the risk surrounding executive performance.

•

To attract and retain critical talent for 2011, the Committee is providing compensation opportunities to executive officers that, in aggregate, reflect the median practices of eleven similar Pennsylvania banking peers and reflect the range of competitive practice (i.e., 35th percentile to the 65th percentile) of a larger nationwide group of community banks with $4 billion to $10 billion in assets. Individual pay levels are expected to vary from median levels consistent with capabilities and performance.

•

To earn competitive total pay levels, executive officers will be required to meet financial and operating objectives derived from internal business plan objectives as well as outperform their Pennsylvania peers.

•

To ensure the best talent is available to the organization, the Committee has established a process for reviewing the leadership skills and professional competence of executive officers as part of an overall review and assessment of individual performance. Executives are held individually accountable for providing leadership to the organization and achievement of individual internal financial and non-financial objectives. Results of this assessment serve as input to Committee deliberations over salary increases and incentive adjustments and as input to related management selection and employment discussions.

•

To provide a level of alignment of interests with those of investors, and to emphasize a long-term view toward risk, the Committee established a policy whereby 100% of long-term incentives and any portion of annual incentives in excess of target levels are paid in shares of company stock with time-based restrictions. For the annual plan this equates to a three year period from the beginning of the performance period until actual vesting of the shares. For the long-term plan this equates to a total of four years from the beginning of the performance period through the vesting date.

•

Lastly, all executives are obligated to meet new stock ownership guidelines and, once ownership guidelines are achieved, the executives remain restricted in their ability to liquidate shares acquired through company awards.

The Committee believes this approach to talent and pay provides the necessary and appropriate support to achieve investor success.

Operation and Role of the Compensation Committee

The Compensation and Human Resources Committee of the Board is comprised of four Directors: Robert Ventura (Chairman), Julie Caponi, Ray Charley and Johnston Glass. Each member of the Committee is an “independent director” for purposes of the New York Stock Exchange listing standards. The Committee operates under a written charter that is reviewed and approved annually by the Board. A copy of this charter is available under the “Investor Relations” and “Corporate Governance” links on our website, www.fcbanking.com.

The basic responsibilities of the Committee are to:

•

oversee First Commonwealth’s overall compensation structure, policies and programs, and assess whether that structure establishes incentives for management and employees that appropriately balance risk and financial results;

•

determine the CEO’s salary, bonus and other incentive and equity compensation and review and approve the individual and corporate goals assigned to the CEO and evaluate the performance of the CEO in light of those goals;

•

determine the salary, bonus and other incentive and equity compensation of the other executive officers and review and approve the individual and corporate goals assigned to the executive officers and the CEO’s evaluation of the performance of the executive officers in light of those goals;

•	oversee our talent management process, including the progress of development activities for our executive officers; and

•	oversee the development, implementation and administration of incentive compensation and equity-based plans and approve awards under equity-based plans.

The Committee relies upon such performance data, statistical information and other data regarding executive compensation programs, including information provided by First Commonwealth’s Human Resources Department, officers and outside advisors, as it deems appropriate. The Committee has access to individual members of management and employees and may invite them to attend any Committee meeting. The Committee has the power and discretion to retain, at First Commonwealth’s expense, such independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties.

In 2010, the Committee retained Board Advisory LLC as its compensation consultant to provide advice and resources to help refine and execute our overall compensation strategy. Board Advisory LLC reports directly to the Committee, and the Committee has the sole power to terminate or replace and authorize payment of fees to Board Advisory LLC at any time. The Committee directed Board Advisory LLC to work with members of our management to obtain information necessary for it to form its recommendations and evaluate management’s recommendations. Board Advisory LLC also met with the Committee during the Committee’s regular meetings, in executive session (where no members of management are present), and with the Committee Chair and other members of the Committee outside of the regular meetings.

As part of its engagement in 2010, Board Advisory LLC was asked to evaluate our peer group for performance and compensation comparisons, make recommendations regarding the composition of the peer group used in setting compensation guidelines, review and provide advice concerning the design of executive incentive compensation plans and employment and change in control agreements, assess compensation for the Board of Directors and executive officers and develop stock ownership and retention guidelines for Directors and executive officers.

Role of Executives in Establishing Compensation

The CEO plays a significant role in the design and implementation of our compensation program for all executive officers other than himself. His role includes:

•	making recommendations on performance targets, goals and objectives for our incentive plans;

•	evaluating executive officer performance;

•	making recommendations regarding corporate titles, base salaries, annual and long-term incentive award opportunities and other employment terms for executive officers; and

•	providing background information for Committee meeting agenda items.

The CEO generally attends Committee meetings, but he is not present during executive sessions of the Committee at which his performance and compensation are discussed. Thaddeus J. Clements, Executive Vice President / Strategic Resources, serves as the executive liaison to the Committee and regularly attends Committee meetings to provide reports and information on agenda topics.

Peer Comparisons

The Committee reviews a peer compensation assessment annually to benchmark executive pay and company performance. This assessment is performed using compensation data provided by Board Advisory LLC, the Committee’s independent compensation consultant. The peer group is intended to:

•	serve as a point of reference for defining the range of competitive pay practices, including the range of target total pay opportunities appropriate for First Commonwealth executive officers;

•	serve as a point of reference in understanding the relative expense burden associated with First Commonwealth executive officer pay;

•	help the Committee to assess pay-related talent risk by providing transparent pay data from those companies most likely to attract First Commonwealth’s executive officers; and

•	help the Committee to test the alignment of actual pay delivered relative to company performance and calibrate future payouts.

In 2010, the Committee began using two peer groups for its compensation assessment. The first is a national group consisting of all community banks with assets of $4 billion to $10 billion. The national peer group, which included 43 companies at the time of the Committee’s most recent assessment, is intended to provide stable information regarding competitive pay for First Commonwealth’s executive positions. The Committee then considered the local pay practices and performance of an 11-company group of banks having significant operations in or near First Commonwealth’s Pennsylvania market area, which we refer to as the “Pennsylvania peer group.” This peer group represents the banks that would most likely be an attractive source of talent and a realistic source of competition for current executive officers. Testing First Commonwealth’s performance against this peer group also helps the Committee to assess First Commonwealth’s progress toward becoming the highest performing Pennsylvania bank.

The Pennsylvania peer group, which ranged in size from $2 billion to $20 billion in assets, consisted of the following companies:

Community Bank System	National Penn Bancshares
FNB Corporation	S & T Bancorp Inc.
First Niagara Financial Group	Susquehanna Bancshares
Fulton Financial Group	Univest Corp
Metro Bancorp Inc.	Wesbanco Inc.
N B T Bancorp Inc.

Based upon a comparison of projected 2010 compensation for First Commonwealth executive officers with actual market data derived from 2009 Pennsylvania and national peer group pay disclosures, the Committee determined that executive officer salaries were competitive and reasonable. However, the absence of any incentive payout in 2010 resulted in significantly lower total cash compensation and total pay for First Commonwealth executives, consistent with First Commonwealth’s relative financial performance.

Elements of Compensation

The compensation program for our named executive officers consists of base salary, cash and equity-based incentive compensation and other benefits. Each of these elements of compensation is described below.

Base Salary

We provide base salaries to compensate our named executive officers for services performed during the year. Base salaries further our objectives of attracting and retaining executive talent and providing compensation that is competitive with our peers. Base salary directly affects the size of incentive plan awards, because we express incentive plan awards as a percentage of salary.

Base salaries for executive officers are determined by:

•	Evaluating the responsibilities of the position held and the experience of the individual; and

•	Considering the competitive marketplace for executive talent, primarily through a comparison to base salaries for comparable positions with companies in our national and Pennsylvania peer groups.

The Committee typically reviews base salaries annually as part of the performance review process as well as upon promotion or other change in job responsibility. Adjustments to base salaries are determined primarily by:

•	The performance of the executive’s business unit, based upon measures contained in business unit scorecards and the success of business unit operating initiatives; and

•

An evaluation of the executive’s personal development, which includes an assessment of his or her individual skills and attributes through a formal performance evaluation and progress on individual development objectives.

Based upon its review of these criteria, the Committee approved base salary increases of approximately 2% for the CEO and other executive officers in 2011, which is commensurate with the average merit increase given to other First Commonwealth employees. Mr. Dolan declined his base salary increase for 2011 to support the company’s efforts to control expenses.

Incentive Compensation Plans

In order to align pay with corporate performance, the Committee seeks to appropriately balance fixed compensation with variable, or “at risk,” incentive compensation that is contingent on the financial success of the organization. Incentive compensation represents approximately 50% of the total compensation opportunity for the CEO and a significant portion of the total compensation opportunity of other named executive officers.

The named executive officers and certain other key executives participate in two incentive compensation plans:

•	an annual incentive plan, or AIP, which provides for the payment of annual cash and equity awards based on the attainment of annual corporate performance measures, and

•

a long-term incentive compensation plan, or LTIP, which provides for the payment of equity awards based on the attainment of corporate performance measures relative to their peers over a rolling three-year period.

These plans are intended to directly support First Commonwealth investors by aligning executives’ financial interests with investor success. The combination of annual and long-term incentives is intended to balance our desire to improve financial results over the short term with the need to employ prudent and sustainable growth strategies.

2010 Incentive Plans

The Committee chose not to grant awards under the Long-Term Incentive Plan in 2010, having determined that it was not practicable to establish meaningful three-year performance targets due to the sharp decline in the company’s financial performance in 2009 and uncertainty regarding the impact of stricter capital requirements and increased regulation on the overall performance and returns of the banking industry. The Committee established an AIP for 2010 with awards payable in shares of performance restricted stock.

First Commonwealth’s financial performance improved considerably in 2010 from the loss recorded in 2009 with strong fundamentals, including growth in core deposits, an expanding net interest margin, higher non-interest income and lower non-interest expense. Nevertheless, performance fell short of internal expectations, as high unemployment, sluggish economic growth, declining real estate valuations and weak loan demand continued to negatively impact earnings. As a result, no awards were earned under the AIP in 2010.

The following table compares actual and target performance for the 2010 AIP:

Performance Goal	Target	Actual	Outcome
Return on Average Equity	8.61%	3.33%	Did not meet threshold
Earnings per Share	$0.68	$0.25	Did not meet threshold
Non-Performing Loans + Other Real Estate Owned / Total Loans (1)	1.47%	3.37%	Did not meet threshold

(1)	This measure applied only to the CEO and Bank President.

2011 Incentive Plans

The Committee retained the overall incentive plan structure for named executive officers in 2011 with an AIP based on 2011 performance and a LTIP based on performance over a three-year performance cycle from 2011 through 2013. Target awards under the AIP and LTIP are expressed respectively as a cash amount and in shares of company stock generally based upon target values calculated as a percentage of each executive’s base salary, as follows:

Officer	Target Award Percentage	Target Award Amount
John J. Dolan	60%	$276,000
T. Michael Price	50%	$183,850
Robert E. Rout	35%	$128,520
Sue A. McMurdy	25%	$74,506

2011 Annual Incentive Plan.    The 2011 AIP is based entirely on corporate performance measures to maximize the alignment between executive incentive pay and corporate performance. The measures and weightings for the 2011 AIP are as follows:

Measure	Weighting
Earnings per share	35%
Return on average equity (“ROE”)	35%
Efficiency ratio	30%

Performance goals for the 2011 AIP reflect meaningful improvement over actual performance in 2010. However, performance is expected to remain below the company’s long-term earnings potential, as the weak economic conditions that adversely impacted performance in 2009 and 2010 are expected to persist into 2011. The Committee reduced the threshold payout from 50% to 25% of the target award opportunity to account for the lower threshold performance goals in 2011. Payout percentages at target and superior performance levels remain at 100% and 150%, respectively.

The Committee retained the discretion in the 2011 AIP to increase or decrease an executive’s incentive payment by up to 25 percentage points, not to exceed the 150% of target maximum payout. This discretion allows the Committee to recognize stand-out performance or significant performance shortfalls by individual executives and to reflect outcomes or behaviors that were not contemplated when executive scorecards were developed. The Committee expects that this discretion will be exercised only on an as-needed, exception basis.

Finally, the Committee modified the terms of the payout under the AIP to provide that payments in excess of the target award are made in restricted stock. The restricted shares would vest after two years (i.e., December 31, 2013), but would remain subject to the stock ownership and retention guidelines described below. The use of restricted stock is expected to further align the interests of executives with shareholders and will serve as a retention tool for executive talent.

2011-2013 Long-Term Incentive Plan.    The Committee reintroduced the LTIP after suspending the plan in 2010. The LTIP provides overlapping three-year performance awards that are paid entirely in shares of restricted stock. Any restricted shares awarded under the LTIP would vest after one year (i.e., December 31, 2014) and would remain subject to retention requirements under the stock ownership guidelines described below. The target share awards for named executive officers under the LTIP are as follows:

Officer	Target Share Award
John J. Dolan	34,000
T. Michael Price	27,000
Robert E. Rout	19,000
Sue A. McMurdy	10,000

The number of shares awarded under the LTIP ranges from 40% of the target share award for threshold performance to 200% of the target share award for superior performance.

When formulating the 2011-2013 LTIP, the Committee determined that it was not possible to establish meaningful long-term performance goals due to the current economic environment and uncertainties facing the financial services industry as a whole. In particular, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the ensuing regulations are expected to significantly alter the business models and competitive landscape of the financial services industry through increased capital and liquidity requirements, stricter lending standards, higher compliance costs and restrictions on fee-generating activities. Many of these changes are in the early stages of implementation, and their impact on the long-term profitability of the industry remains uncertain.

To address this uncertainty, and to align the LTIP with the company’s vision of becoming the highest performing bank in Pennsylvania, the Committee adopted relative performance measures for the 2011-2013 LTIP. Awards under the LTIP will be based on the company’s financial performance in relation to the 11-company Pennsylvania peer group described above. To earn the target share award, the company’s relative performance must rank at or above the 55th percentile of this peer group.

The measures and weightings for the 2011-2013 LTIP are as follows:

Measure	Weighting
ROE relative to peers (1)	70%
Three-year total return to shareholders relative to peers	30%

(1)	Based 50% on 2012 ROE relative to peers and 50% on 2013 ROE relative to peers.

Stock Ownership Guidelines

The Committee has observed that the stock ownership of our executive officers is below the level typically found with senior executives in both our national and Pennsylvania peer groups. As a result, the sensitivity of the total wealth of our executives to shareholder returns is low in relation to peers. This is due in part to the absence of any option awards since 2003, only limited use of stock awards since that time and a decline in the value of shares held by executives. To encourage higher levels of stock ownership by our executive officers, the Committee established stock ownership and retention guidelines in 2010. These guidelines are summarized in the table below.

	Ownership Target (lesser of)
Position	Value (Multiple of Salary)	or	Number of Shares
Chief Executive Officer	5X	or	300,000
Chief Financial Officer / Bank President	3X	or	140,000
Other Executive Officers	2X	or	60,000
Other executives who participate in the Long-Term Incentive Plan	1X	or	25,000

Executives are not required to purchase shares to reach these ownership guidelines. However, they are restricted from liquidating shares received as equity-based compensation (net of tax) until the guidelines are achieved and are required to retain at least 50% of shares earned under equity-based compensation plans once the guidelines have been met. The Committee believes that these stock ownership guidelines, coupled with the use of equity-based compensation in our AIP and LTIP, will increase the level of executive stock ownership over time, which will further align the interests of our executives with shareholders.

Benefits

The executive officers participate in employee benefit programs available to all other eligible employees of First Commonwealth, including our 401(k) plan, Employee Stock Ownership Plan, and group medical, life and disability insurance. In addition, First Commonwealth provides certain supplemental executive benefits and perquisites to the named executive officers as described below.

Supplemental Executive Retirement Plan

The named executive officers participate in a Supplemental Executive Retirement Plan, or “SERP,” that was established to restore benefits that are not available to them as highly compensated employees, according to rules of the IRS, under our 401(k) plan and Employee Stock Ownership Plan. Under the terms of the SERP, each participant may contribute up to 25% of his/her compensation in excess of IRS limits to the SERP in the form of a salary reduction. There are presently no employer matching contributions under the SERP. The Committee believes that the SERP is necessary to provide competitive retirement benefits to executives. The amounts that we contributed to the SERP on behalf of the named executive officers in 2010 are set forth in the Summary Compensation Table, and the balance of each named executive officer’s SERP account is set forth in the Nonqualified Deferred Compensation table below.

Change of Control Agreements

We have entered into Change of Control Agreements with certain key employees, including each named executive officer other than David R. Tomb. The purpose of the Change of Control Agreements is to promote stability and continuity of senior management and provide our executives the ability to fairly negotiate a potential corporate transaction on behalf of our shareholders.

We believe these agreements are necessary to attract, retain, and motivate executive talent. However, we also believe that Change of Control Agreements should compensate executives who are displaced by a change of control and should not serve as an incentive to increase an executive’s personal wealth. Therefore, our Change of Control Agreements require that there be both a change of control and an involuntary termination without cause (as defined) or a voluntary termination for good reason (as defined), which is often referred to as a “double-trigger.” The double-trigger ensures that we or our successor will become obligated to make payments under the Change of Control Agreements only if the executive is actually or constructively discharged as a result of the change of control. For similar reasons, severance payments under our Change of Control Agreements cease when an executive becomes eligible for full Social Security benefits.

These agreements are outlined in more detail in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Employment Agreements

We have employment agreements with three of our named executive officers: John J. Dolan, President and CEO, T. Michael Price, President of First Commonwealth Bank, and Robert E. Rout, Executive Vice President and CFO. Each agreement sets a minimum base salary and provides for the executive’s participation in our welfare and retirement benefit plans, as well as our annual and long-term incentive compensation plans. The agreements also provide for the payment of severance following termination of the executive’s employment without cause and prohibit the executives from competing with us or soliciting our customers or employees for a specified period following the termination of their employment with us. In each case, the Committee determined that the severance rights and guaranteed base salary provided by the employment agreements were consistent with competitive market practice and appropriate in consideration of their significant responsibilities and the benefits that we receive from the restrictive covenants contained in their agreements.

These employment agreements and the amounts payable upon termination of each executive’s employment are outlined in greater detail in the “Potential Payments Upon Termination or Change of Control” section of this Proxy Statement.

Perquisites

We pay club dues for certain executives to support business development activities, including Mr. Price and Ms. McMurdy. We did not pay dues for any other executive officer during 2010.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the preceding pages of this Proxy Statement, and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission. Portions of this Proxy Statement, including the “Compensation Discussion and Analysis,” have been incorporated by reference into First Commonwealth’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Respectfully submitted,

Robert J. Ventura, Chairman

Julie A. Caponi

Ray T. Charley

Johnston A. Glass

Summary Compensation Table

The following table shows compensation for the named executive officers for each of the last three years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)		Total ($)
John J. Dolan President and Chief Executive Officer	2010 2009 2008	460,000 530,000 460,000	0 0 0		0 0 0		0 0 0	16,758 25,946 56,128		476,758 555,946 516,128

Robert E. Rout(4) Executive Vice President and Chief Financial Officer	2010	330,000	87,500	(5)	171,684	(5)	0	903		590,087

T. Michael Price President of First Commonwealth Bank	2010 2009 2008	360,500 360,500 350,000	0 0 87,500		0 0 0		0 0 207,750	17,458 45,103 136,510		377,958 405,603 781,760

Sue A. McMurdy Executive Vice President and Chief Information Officer	2010 2009 2008	292,125 292,125 285,000	0 0 0		0 0 0		0 0 76,568	16,758 26,766 33,108		308,883 318,891 394,676

David R. Tomb, Jr. Senior Vice President, Secretary and Treasurer	2010 2009 2008	268,000 268,000 268,000	0 0 0		0 0 0		0 0 72,839	86,758 96,046 101,923	(6)	354,758 364,046 442,762

(1)	Annual salary includes compensation for an amount deferred at the election of the named executive officer pursuant to First Commonwealth’s 401(k) plan and supplemental executive retirement plan.
(2)	Amounts in this column represent payments under our annual incentive plan. Refer to “Grants of Plan Based Awards” below for a description of this plan.
(3)	The amounts shown under the heading “All Other Compensation” reflect, with respect to each named executive officer, (i) matching contributions made by First Commonwealth under First Commonwealth’s 401(k) plan, (ii) discretionary contributions made by First Commonwealth under the 401(k) plan, (iii) the allocation of shares to the named executive officer’s account under the First Commonwealth Employee Stock Ownership Plan, and (iv) dividends on unvested shares of restricted stock:

Name	Matching 401(k) Contributions ($)	Discretionary 401(k) Contributions ($)	Allocation of ESOP Shares ($)	Restricted Stock Dividends ($)
John J. Dolan	4,900	7,350	4,508	0
Robert E. Rout	0	0	0	903
T. Michael Price	4,900	7,350	4,508	700
Sue A. McMurdy	4,900	7,350	4,508	0
David R. Tomb, Jr	4,900	7,350	4,508	0

(4)	Mr. Rout joined First Commonwealth Financial Corporation on February 1, 2010.
(5)	We agreed to pay Mr. Rout a signing bonus of $175,000, of which $87,500 was paid at the commencement of his employment and $87,500 is payable on the first anniversary of his employment. We also issued 30,120 shares of restricted stock to Mr. Rout as an inducement to his employment with First Commonwealth. The restrictions lapse in two equal installments on each of the first two anniversaries of the date of issuance. The amount shown under “Stock Awards” for 2010 reflects the grant date fair value of the restricted stock award.
(6)	All Other Compensation for Mr. Tomb also included $70,000 in legal fees paid to Tomb & Tomb, a law firm in which Mr. Tomb is a partner, for legal services rendered to First Commonwealth and First Commonwealth Bank.

Grants of Plan-Based Awards

The following table shows information on plan-based awards to the named executive officers during 2010:

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards(2) (#)	Grant date Fair Value of Stock Awards(2) ($)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
John J. Dolan	2/19/2010	31,025	62,050	93,076	—	—
Robert E. Rout	2/1/2010 2/19/2010	16,996	33,993	50,989	31,120	171,684
T. Michael Price	2/19/2010	24,314	48,629	72,943	—	—
Sue A. McMurdy	2/19/2010	9,851	19,703	29,554	—	—
David R. Tomb, Jr.	2/19/2010	9,038	18,076	27,113	—	—

(1)	Reflects the number of shares of restricted stock issuable to each named executive officer under the 2010 Annual Incentive Plan (“AIP”) based upon the achievement of “threshold,” “target” and “superior” levels of performance for all relevant performance goals. Actual awards are calculated based on a composite of multiple performance goals.

Awards under the 2010 AIP are paid in the form of performance-restricted shares of common stock. The target award for each named executive officer is expressed as a percentage of participant’s base salary, as follows: Dolan – 75%; Rout – 52.5%; Price – 75%; McMurdy – 37.5%; and Tomb – 37.5%. Awards for performance at the threshold level are 50% of the target award amount, and awards for performance at the maximum level are 150% of the target award amount. The number of shares issuable to the named executive officer is calculated by dividing the award amount by $5.56 (the closing price of our stock on the Grant Date). Please refer to the discussion of incentive compensation under the Compensation Discussion and Analysis section of this Proxy Statement for additional details concerning the 2010 AIP.

(2)	We issued 30,120 shares of restricted stock to Mr. Rout as an inducement to his employment with First Commonwealth. The restrictions lapse in two equal installments on each of the first two anniversaries of the date of issuance.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the number of underlying securities, exercise price and expiration date of stock options and the number and market value of unvested stock awards held by the named executive officers as of December 31, 2010:

	Option Awards			Stock Awards
Name and Date of Award	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date (2)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
John J. Dolan 1/13/2003	16,347	12.06	1/13/2013	—	—
Robert E. Rout 1/22/2010	—	—	—	30,120	$213,250
T. Michael Price	—	—	—	—	—
Sue A. McMurdy 1/31/2001 1/23/2002 1/13/2003	12,130 12,308 10,700	10.75 11.70 12.06	1/31/2011 1/23/2012 1/13/2013	—	—
David R. Tomb, Jr. 1/31/2001 1/23/2002 1/13/2003	9,302 8,547 8,291	10.75 11.70 12.06	1/31/2011 1/23/2012 1/13/2013	—	—

(1)	All outstanding options have been fully earned and are fully exercisable.
(2)	All unexercised options terminate on the earlier of the option expiration date indicated or the date that the option holder ceases to be an employee of First Commonwealth (whether employment is terminated voluntarily or involuntarily, for cause or otherwise). However, options will remain exercisable for a period of three (3) months following an employee’s “retirement” (defined in the plan as the termination of employment following the attainment of age sixty (60) after having completed at least ten (10) years of employment with First Commonwealth), death or disability.
(3)	Calculated using the closing price of First Commonwealth’s stock on the New York Stock Exchange on December 31, 2010.
(4)	We issued 30,120 shares of restricted stock to Mr. Rout on January 22, 2010 as an inducement award. The shares vest in equal installments on each of the first two anniversaries of the date of grant.

Option Exercises

None of the named executive officers exercised stock options during 2010.

Nonqualified Deferred Compensation

The following table presents executive and employer contributions, aggregate earnings, withdrawals and distributions and year-end balance of each named executive officer’s Supplemental Executive Retirement Plan account for 2010.

Name	Executive Contributions in 2010 ($)	Registrant Contributions in 2010 ($)	Aggregate Earnings in 2010 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2010 ($)
John J. Dolan	21,500	0	91,859	0	659,770
Robert E. Rout	28,750	0	2,555	0	31,305
T. Michael Price	23,100	0	15	0	163,818
Sue A. McMurdy	11,781	0	30,292	0	285,305
David R. Tomb, Jr.	5,750	0	6	0	66,714

(1)	Amounts contributed to the SERP are invested in third party investment vehicles, such as mutual funds and money-market accounts. Earnings reflect the market return on these investments and include interest, dividends and appreciation in the net asset value of investments held in each named executive officer’s Supplemental Executive Retirement Plan account.

Compensation Policies and Practices Relating to Risk Management

As a financial services institution, our objective is to effectively understand and manage our risk exposures and to ensure we are compensated appropriately for the risks that we take. Incentive plans play an important role in our success by providing specific rewards for achievement of goals, while balancing the risks we undertake with asset quality and safety and soundness considerations. We follow the following compensation policies and practices to ensure that we achieve this balance:

•	All of our incentive plans have explicit provisions that allow First Commonwealth to recoup any amounts paid as a result of erroneous or intentionally misrepresented data.

•

Our corporate banking incentive plans provide the company with the right to recover any payments made in respect of loans that are downgraded to non-accrual status or charged off within 24 months after origination.

•

Our corporate banking incentive plans have an explicit credit quality disqualifiers, which can reduce or eliminate an incentive otherwise earned if the employee fails to follow established portfolio management requirements.

•

All sales and service incentives, including all incentives relating to the sale of loan and line-of-credit products, are capped at a performance level reflecting strong but achievable results, at total earnings levels that are within a range of competitive pay levels.

•	All incentive plans are reviewed annually and must be approved by a panel of executive officers.

•	All incentives are monitored by our Human Resources department for compliance with documentation, risk profile and credit quality requirements.

In addition, we perform an annual assessment of First Commonwealth’s incentive plans in order to determine the extent to which the incentives could potentially encourage excessive risk taking or otherwise expose the organization to risks that could destroy shareholder value or jeopardize the safety and soundness of First Commonwealth Bank. This assessment is reviewed by the Compensation and Human Resources Committee and the Risk Committee of the Board of Directors. In 2010, the assessment was conducted by Board Advisory LLC, the consultant to the Compensation and Human Resources Committee, with the assistance of senior management. As part of the assessment, Board Advisory reviewed incentive designs, performance metrics, and resulting performance/payout relationships for positions where incentives for individual behavior could potentially create an incentive for excessive risk, as well as mitigating controls in the design and administration of incentive plans. While Board Advisory identified certain risks that could potentially cause negative unintended consequences, it concluded that management controls and general performance transparency is sufficient to mitigate these risks.

Potential Payments Upon Termination or Change in Control

Overview

First Commonwealth has entered into agreements with certain executive officers and key employees, including four of the named executive officers, providing for the payment of severance and benefits in the event of a qualifying termination of employment following a change in control. Mr. Dolan, Mr. Rout and Mr. Price are also parties to employment agreements that entitle those officers to receive severance payments and benefits if their employment is terminated under certain circumstances. These agreements are summarized below. Except as provided in these agreements, First Commonwealth has not agreed to pay severance or provide benefits to any of the named executive officers following the termination of his or her employment.

Change of Control Agreements

We have entered into a Change of Control Agreement with each named executive officer other than David Tomb. Under the terms of these agreements, the executive will be entitled to receive severance payments in equal monthly installments over a specified period following the termination of his or her employment if the executive is terminated without “cause” (as defined below) or terminates his or her employment for “good reason” (as defined below) within a specified period following the occurrence of a “change of control” (as defined below) of First Commonwealth, each of which is referred to in the Change of Control Agreements as a “qualifying termination.” The periods following a change of control during which severance may be triggered by a qualifying termination and the number of months of severance payments for each named executive officer are as follows:

Name	Termination Period	Months of Severance
John J. Dolan	Three years	36 months
Robert E. Rout	Two years	24 months
T. Michael Price	Three years	36 months
Sue A. McMurdy	Three years	36 months

The monthly severance payment is calculated as one-twelfth (1/12) of the sum of the following:

•	the executive’s annual base salary immediately prior to the change of control;

•	the aggregate amount of all bonuses paid to the executive during the twelve months prior to the change of control;

•

the aggregate amount of all contributions by First Commonwealth for the account of the executive under First Commonwealth’s 401(k) plan and ESOP during the twelve months prior to the change of control; and

•	the aggregate amount of all contributions by the executive and First Commonwealth to his or her Supplemental Executive Retirement Plan account during the twelve-months prior to the change of control.

In addition to severance payments, the former executive and his or her family will continue to receive, at the employer’s expense, the same level of medical, dental, accident, disability and life insurance benefits during the period in which severance is payable on substantially the same terms and conditions as existed immediately prior to the qualifying termination.

A “change of control” occurs if any person or group of persons acting in concert acquire 50% or more of the outstanding shares of First Commonwealth’s common stock (including by merger, consolidation or similar transaction), or if the persons who were Directors as of the date of the Change of Control Agreement (or any replacement Director who is nominated by a majority of the incumbent Directors) cease to constitute a majority of the Board of Directors for any reason.

“Cause” for termination by the company exists if the executive commits a felony resulting in, or intended to result in, loss to First Commonwealth, its customers, or affiliates, or if the executive intentionally fails to perform his or her duties for 30 consecutive days following written notice from First Commonwealth that such duties are not being performed.

An executive has “good reason” to terminate his or her employment if the executive’s title or responsibilities are reduced or diminished, the executive is forced to relocate his or her principal office by more than 50 miles or is to travel significantly more than prior to the change of control or the company reduces the executive’s base salary or material benefits.

The executive’s right to receive severance payments and benefits is conditioned upon his or her compliance with covenants prohibiting competition with the former employer and soliciting customers and employees of the former employer during the period in which severance is being paid.

The right to receive severance benefits terminates when the executive reaches full retirement age for purposes of receiving Social Security benefits.

In addition, if the payments and benefits to which the executive is entitled under his or her Change of Control Agreement, either alone or together with any other payments or benefits that he or she is entitled to receive from First Commonwealth, would constitute a “parachute payment” for purposes of section 280G of the Internal Revenue Code, the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by First Commonwealth and subject to the excise taxes imposed under the Internal Revenue Code for parachute payments.

The following table sets forth the payments and the value of benefits that each of the four named executive officers who are currently parties to change of control agreements would have been entitled to receive if a qualifying termination had occurred following a change in control on December 31, 2010:

Name	Aggregate Severance Payments ($)(1)	Value of Health Benefits ($)(2)	Value of Dental Benefits ($)(3)	Value of Life and AD&D Insurance Benefits ($)(4)	Value of Disability Insurance Benefits ($)(5)
John J. Dolan	1,494,774	46,003	0	6,156	1,655
Robert E. Rout	892,500	32,712	1,716	3,516	1,050
T. Michael Price	1,201,074	52,834	3,578	5,552	1,655
Sue A. McMurdy	961,992	46,003	2,245	4,500	1,655

(1)	Amounts represent a multiple of the aggregate salary, bonus, employer 401(k) and ESOP contributions and employer and employee SERP contributions paid to the named executive officer during 2010 as follows: Dolan, Price and McMurdy – 3X, and Rout – 2X.
(2)	Calculated using actual premium costs for 2011 and estimated premium costs for 2012 and 2013 based on a 15% projected annual increase in premiums.
(3)	Calculated using actual premium costs for 2011 and estimated premium costs for 2012 and 2013 based on a 10% projected increase in premiums. Mr. Dolan does not participate in the dental insurance plan.
(4)	Calculated using the actual premiums that would be payable for coverage in 2011 through 2012 and estimated premium costs for 2013 based on a 10% projected annual increase in premiums. Coverage and premiums are calculated based on the executive’s current salary and would remain fixed during the term of the severance period.

(5)	Calculated using the actual premiums that would be payable for coverage in 2011 through 2012 and estimated premium costs for 2013 based on a 10% projected annual increase in premiums. Coverage and premiums are calculated based on the executive’s current monthly salary (capped at 60% of monthly salary) and would remain fixed during the term of the severance period.

Employment Agreement with Mr. Dolan

We entered into an employment agreement with Mr. Dolan when he assumed the position of President and CEO on March 1, 2007. The initial three-year term of Mr. Dolan’s employment agreement ended March 1, 2010. The term of the agreement renews automatically for successive one-year periods unless and until the agreement is terminated by either party upon notice given at least 60 days prior to the end of the term. Mr. Dolan’s employment agreement does not provide for severance payments after the expiration of the initial term. Accordingly, no payments would have been due to Mr. Dolan under his employment agreement if his employment had been terminated as of December 31, 2010.

Employment Agreement with Mr. Rout

We entered into an employment agreement with Mr. Rout when he assumed the position of Executive Vice President and CFO in February 2010. Under the terms of his employment agreement, Mr. Rout is employed for an initial term of three years. At the end of his initial term, Mr. Rout’s employment will automatically renew for successive one-year periods unless terminated by either party upon notice given at least 60 days prior to the end of the term.

If, prior to February 8, 2013, First Commonwealth terminates Mr. Rout’s employment other than for “cause” or Mr. Rout resigns for “good reason,” then First Commonwealth must continue to pay Mr. Rout a lump sum severance payment equal to the aggregate base salary that he would have received for the balance of the term of the agreement (i.e., until February 8, 2013), subject to the execution of an agreed form of separation agreement and general release by Mr. Rout. First Commonwealth will also offer continuation coverage to Mr. Rout, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA including Mr. Rout’s payment of the applicable COBRA premiums.

“Cause” for the termination of Mr. Rout’s employment would exist if: (i) Mr. Rout fails to comply with any material provision of his employment agreement; (ii) Mr. Rout refuses to comply with any lawful, written directive from the Board or the Chief Executive Officer; (iii) Mr. Rout fails to perform his duties under this Agreement with the degree of skill and care reasonably to be expected of a professional of his experience and stature after notice and a reasonable opportunity to cure; or (iv) Mr. Rout engages in dishonest or fraudulent acts or is convicted of a crime that would render his continued employment with First Commonwealth materially damaging or detrimental to First Commonwealth.

Mr. Rout would have “good reason” to resign if: (i) his title, position or responsibilities are substantially reduced; (ii) his base salary is reduced (except if the reduction is applied to all named executive officers and does not exceed 10%) or his benefits are materially reduced; (iii) he is required to relocate for a period in excess of 6 months to a site more than 50 miles outside of Indiana, Pennsylvania; or (iv) he is assigned duties or responsibilities that are materially inconsistent with the position of Chief Financial Officer.

If we had terminated Mr. Rout’s employment without cause on December 31, 2010, or if Mr. Rout had terminated his employment with us for good reason on that date, he would have been entitled to receive a lump sum payment of $971,973.

Employment Agreement with Mr. Price

We entered into an employment agreement with T. Michael Price when he assumed the position of President of First Commonwealth Bank on November 12, 2007. The initial three-year term of Mr. Price’s employment agreement ended November 17, 2010. The term of the agreement renews automatically for successive one-year periods unless and until the agreement is terminated by either party upon notice given at least 60 days prior to the end of the term. Mr. Price’s employment agreement does not provide for severance payments after the expiration of the initial term. Accordingly, no payments would have been due to Mr. Price under his employment agreement if his employment had been terminated as of December 31, 2010.

COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires First Commonwealth’s Directors and executive officers, and persons who own more than 10% of a registered class of First Commonwealth’s equity securities, to file with the SEC an initial report of ownership and reports of changes in ownership of our common stock and other equity securities of First Commonwealth. Executive officers, Directors and greater than 10% shareholders are required by SEC regulations to furnish First Commonwealth with copies of all Section 16(a) forms they file. Based solely on its review of the copies of forms received by it, and written and oral representations from its Directors, executive officers and greater than 10% shareholders, First Commonwealth is not aware of any late filings or failures to file Section 16(a) forms during 2010.

RELATED PARTY TRANSACTIONS

Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships between First Commonwealth or any of its subsidiaries and any of First Commonwealth’s executive officers, Directors or nominees for election as a Director, any person owning more than 5% of First Commonwealth’s common stock or any immediate family member of any of the foregoing persons is considered a “related party transaction” and must be approved or ratified by the Governance Committee in accordance with a written policy adopted by First Commonwealth’s Board of Directors. This policy requires the Governance Committee to review the material facts of any related party transaction and either approve or disapprove the transaction after considering, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Any Director who has an interest in the transaction may not participate in any discussion or approval of the transaction except for the purpose of providing material facts concerning the transaction.

The policy does not apply to the following categories of transactions:

•	transactions that are available to all employees or customers of First Commonwealth generally;

•	transactions involving less than $120,000 when aggregated with all similar transactions; and

•

loans made by First Commonwealth Bank (or any other banking subsidiary of First Commonwealth) in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

In addition, certain categories of transactions have been pre-approved under the terms of the policy, including:

•

compensation paid to executive officers of First Commonwealth if either (i) the compensation is required to be reported in First Commonwealth’s Proxy Statement under the rules of the SEC or (ii) the executive officer is not an immediate family member of another executive officer or Director of First Commonwealth and the compensation would be reported in First Commonwealth’s Proxy Statement if the executive officer was a “named executive officer” (as defined above under “Executive Compensation”);

•	compensation paid to Directors that is required to be reported in First Commonwealth’s Proxy Statement; and

•	transactions in which all shareholders benefit proportionately (such as the payment of dividends).

The following is a summary of related party transactions during 2010:

•

First Commonwealth Bank entered into a lease agreement with SML Limited Partnership, a real estate holding company of which Director Nominee Luke A. Latimer is a general partner and owns a 34% interest, for the construction and operation of a branch in New Alexandria, PA. The lease has an initial term of 15 years with three optional renewal terms of five years each. First Commonwealth Bank paid $70,952 under the terms of the lease during 2010. The aggregate rent payable from January 1, 2011 through the expiration of the initial 15-year term is $932,000.

•

First Commonwealth Financial Corporation paid $183,817 in compensation to Matthew C. Tomb, son of outgoing Director David R. Tomb, Jr., in his capacity as Senior Vice President, Chief Risk Officer and Associate General Counsel.

•

First Commonwealth Bank paid outgoing Director Julia E. Trimarchi Cuccaro $103,000 as salary in her capacity as Vice President, Legal Services Manager and Assistant Secretary of First Commonwealth Bank and $40,000 for legal services provided to the Bank. First Commonwealth Bank also paid Ms. Cuccaro $108,625 for state-wide lien searches and abstracting services in connection with loans made by the Bank, of which $72,889 was paid by Ms. Cuccaro to title companies and other third party search firms.

First Commonwealth has made and intends to continue to make loans through its subsidiary, First Commonwealth Bank, to various of its Directors and executive officers, and to corporations or other entities in which they may own a controlling interest. Any such loans were and will be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not and will not involve more than a normal risk of collectibility or present other unfavorable features. The amount of credits issued by First Commonwealth Bank to Directors and executive officers during 2010 is included in the “Related Party Transactions” note to First Commonwealth’s Annual Report on Form 10-K.

REQUIREMENTS FOR DIRECTOR NOMINATIONS

AND SHAREHOLDER PROPOSALS

Director Nominations, Proposals for Action, and Other Business Brought Before the Annual Meeting

Shareholders may make nominations for the election of Directors and other proposals for action at an Annual Meeting of Shareholders. Under our By-Laws, nominations or other business may be brought before the meeting:

•	Pursuant to our notice of the meeting.

•	By, or at the direction of, a majority of our Board of Directors.

•	By a shareholder who:

•	is a shareholder of record at the time of giving of the notice required by our By-Laws and will be such at the time of the Annual Meeting; and

•	is entitled to vote at the meeting; and

•	complies with the notice and other procedures set forth in our By-Laws as to such business or nomination.

The By-Law procedures described above are the exclusive means for a shareholder to make nominations or submit other business before the meeting, other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and included in our notice of meeting.

If you would like to include a proposal in our notice of the Annual Meeting and proxy materials under Rule 14a-8, please see the requirements under “Proxy Proposals Brought Under Rule 14a-8” below.

If you do not want to make a nomination of a Director for consideration at our Annual Meeting, but would like to submit the name of a Director candidate to our Board for its consideration, please see “Recommendations of Director Candidates from Shareholders” below. If you follow the process discussed in that section, our Governance Committee will consider your candidate.

Please direct any questions about the requirements or notices in this section to our Corporate Secretary at 22 North Sixth Street, Indiana, Pennsylvania 15701

Requirements for Nominations or Other Business.

If you are a shareholder who would like to nominate candidates for election as Directors, or bring other proposals for action at the 2012 Annual Meeting, our By-Laws require that you deliver a notice to the Secretary at our principal executive offices.

To be timely, the notice must be delivered not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting (for the 2012 Annual Meeting, this would mean that timely notice would be delivered between November 22, 2011 and December 22, 2011).

If the date of next year’s Annual Meeting is more than 30 days before, or 60 days after, April 20, 2012, timely notice must be delivered not earlier than (1) the close of business on the 120th day prior to the date of the 2012 Annual Meeting and not later than (2) the close of business on the later of the 90th day prior to the date of the 2012 Annual Meeting or, if the first public announcement of the date of the 2012 Annual Meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which we make a public announcement of the meeting date.

All notices of nominations for Director or other proposals for action must contain, on behalf of the shareholder and beneficial owner, if any, on whose behalf the nomination or proposal is being made, the following information, which is summarized from, and should be read in conjunction with, our By-Laws:

•	The name and address of the shareholder, any beneficial owner, and any affiliates or associates.

•	The number of shares of First Commonwealth stock which are, directly or indirectly, owned beneficially and of record by the shareholder, beneficial owner, affiliates or associates.

•

Disclosure of any indirect, derivative, convertible or other right related to any class or series of shares of First Commonwealth, or any stock borrowings, dividend rights, or proxy or other voting arrangements, or other direct or indirect interests as enumerated in our By-Laws.

•

Disclosure of any information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

In addition to the information listed above, the following additional information is required for notices of nominations for Director:

•

All information relating to such person that would be required to be disclosed in a Proxy Statement or other filings required to be made in connection with solicitations of proxies for election of Directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director if elected).

•

A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships as enumerated in our By-Laws.

•	A completed and signed questionnaire, representation and agreement as enumerated in our By-Laws.

•

Such other information as may reasonably be required by First Commonwealth to determine the eligibility of such proposed nominee to serve as an independent Director of First Commonwealth or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

A notice for a proposal for action other than a nomination for Director must include the following information, in addition to the information applicable to all notices as described above:

•

A brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business.

•	The text of the proposal or business (including the text of any resolutions proposed for consideration).

•

A description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

The proxies we appoint for the 2011 Annual Meeting of Shareholders may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our Proxy Statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate Proxy Statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

The Chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the Annual Meeting was made or proposed in accordance with our By-Laws, and to declare that a defective proposal or nomination be disregarded.

We received notice from shareholders concerning the nomination of six candidates for election to the Board of Directors at the 2011 Annual Meeting of Shareholders. After due consideration of information provided by the nominating shareholders, the Governance Committee declined to recommend these candidates as company nominees for election to the Board of Directors at the Annual Meeting.

Proxy Proposals Brought Under Rule 14a-8.

If you are a shareholder who would like us to include your proposal in our notice of Annual Meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 19, 2011. If you do not follow these procedures, we will not consider your proposal for inclusion in next year’s Proxy Statement.

Recommendations of Director Candidates From Shareholders

If a shareholder recommends a candidate for Director in good faith, our Governance Committee will consider the candidate. If you are a shareholder, the Committee will consider your candidate if you follow these procedures. Your recommendation must be in writing and be submitted no later than December 22, 2011.

You must submit your recommendation to the Secretary at our principal executive offices. Your written recommendation must include the following information:

•	The proposed nominee’s name and address.

•

A description of all arrangements or understandings between you, the proposed nominee and any other person or persons regarding the proposed nomination of the Director. You must also name such other persons.

•

Any commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationships involving the proposed nominee and us or our subsidiaries that may be relevant in determining whether your proposed nominee is independent of our management and eligible to serve on the Board’s Audit, Governance and Compensation and Human Resources Committees, under SEC and NYSE rules, and for the Compensation and Human Resources Committee, under Section 162(m) of the Internal Revenue Code.

•	The educational, professional and employment-related background and experience of your proposed nominee.

•	Any other facts and circumstances that may be relevant in determining whether your proposed nominee is an “audit committee financial expert” under SEC rules.

•	Such other information regarding the proposed nominee as would be required to be included in our proxy materials if the proposed nominee is nominated by our Board.

•	The written consent of the proposed nominee to serve as a First Commonwealth Director, if elected.

Under current practices, the Committee does not evaluate candidates recommended by a shareholder any differently than candidates recommended by the Committee.

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

First Commonwealth shareholders who want to communicate with the Board or any individual Director can write to:

First Commonwealth Financial Corporation

Attn: Board Communications

P.O. Box 400

Indiana, PA 15701

Your letter should indicate that you are a First Commonwealth shareholder. Depending on the subject matter, management will:

•	forward the communication to the Director or Directors to whom it is addressed;

•	attempt to handle the inquiry directly, for example where it is a request for information about the company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the Directors on request.

In addition, First Commonwealth has retained an independent service provider to receive calls from shareholders and other interested parties who wish to communicate with the non-management Directors. The telephone number for this service is 1-866-825-5283. The independent service provider will forward all communications to the Lead Director who will take such action as he deems appropriate. A summary report of all communications received and actions taken by the Lead Director will be presented during the next executive session of the non-management Directors and, if the non-management Directors deem appropriate, to the full Board.

Important Notice Regarding Internet Availability of Proxy Materials for the 2011 Annual Meeting of Shareholders

Shareholders may view this Proxy Statement and our 2010 Annual Report on Form 10-K over the Internet by accessing our website at www.fcbanking.com and following the links to “Investor Relations” and “Proxy Materials.”

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

First Commonwealth Financial Corporation	INTERNET http://www.proxyvoting.com/fcf Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

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First Commonwealth Financial Corporation’s Board of Directors recommends a vote “FOR” each nominee listed below, “FOR” Proposals 2 and 3, for “1 year” on Proposal 4, and “AGAINST” Proposal 5	Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT*		FOR	AGAINST	ABSTAIN
1. Election of Directors Nominees:	☐	☐	☐	2. To ratify the selection of KPMG LLP as the company’s independent registered public accounting firm for 2011.	☐	☐	☐
01 Julie A. Caponi 02 Ray T. Charley 03 Gary R. Claus 04 David S. Dahlmann 05 John J. Dolan 06 Johnston A. Glass	07 David W. Greenfield 08 Luke A. Latimer 09 James W. Newill 10 Laurie Stern Singer 11 Robert J. Ventura			3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

				1 year	2 years	3 years	Abstain

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				4. Advisory vote on frequency of advisory vote to approve executive officer compensation. ☐	☐	☐	☐

*Exceptions				5. Shareholder proposal regarding a report on pay disparity.	☐	☐	☐
The Proxies are authorized to vote in their discretion upon any other matters brought before the meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF FIRST COMMONWEALTH FINANCIAL CORPORATION’S BOARD OF DIRECTORS.

					Mark Here for Address Change or Comments SEE REVERSE		☐

NOTE: Please sign as name appears hereon. Joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation or other legal entity, please sign in full corporate or entity name by President or other authorized capacity.

Signature	Signature	Date

You can now access your First Commonwealth Financial Corporation account online.

Access your First Commonwealth Financial Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for First Commonwealth Financial Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry information	•	Obtain a duplicate 1099 tax form

Visit us on the web at www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-866-203-5173

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement on the Internet by accessing our website at www.fcbanking.com and following the links to “Investor Relations” and “Proxy Materials.”

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PROXY

FIRST COMMONWEALTH FINANCIAL CORPORATION

ANNUAL MEETING OF STOCKHOLDERS – APRIL 20, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Douglas Brown, Natalie M. Felix and Robin L. Shaw, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of First Commonwealth Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held April 20, 2011 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

(Continued, and to be marked, dated and signed, on the other side)

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